Explanation of Responses:
1.
This Form 4 is filed on behalf of Basswood Partners, L.L.C. and Basswood Enhanced Long Short GP, LLC (collectively, the “Reporting Persons”). Basswood Partners, L.L.C. is the general partner of BFF, BOP and BLOF (as defined below), and may be deemed to have a pecuniary interest in the Common Stock held directly by BFF, BOP and BLOF.  Basswood Enhanced Long Short GP, LLC is the general partner of BELS (as defined below), and may be deemed to have a pecuniary interest in the Common Stock held directly by BELS.  Basswood Partners, L.L.C. disclaims beneficial ownership of the Common Stock held by BELS.  Basswood Enhanced Long Short GP, LLC disclaims beneficial ownership of the Common Stock held directly by BFF, BOP and BLOF.

2.	Common Stock held directly by Basswood Enhanced Long Short Fund, LP (“BELS”).
3.	Common Stock held directly by Basswood Financial Fund, LP (“BFF”).
4.	Common Stock held directly by Basswood Financial Long Only Fund, LP (“BLOF”).
5.	Common Stock held directly by Basswood Opportunity Partners, LP (“BOP”).
Due to the limitations on the number of Reporting Persons allowed on Form 4, BFF, BOP, BLOF, BELS and certain other affiliates of the Reporting Persons, which may be deemed to have  pecuniary interests in the shares of Common Stock reported herein by the Reporting Persons, are reporting their beneficial ownership on a separate Form 4.

Remarks:
Date: December 1, 2017